Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

March 31, 2012

The balances in the sub-accounts on deposit with the trustee as of the above date were:

	Series 2003-1	Series 2004-1
General Sub-Account	$8,217,952.17	$35,272,926.58
Capital Sub-Account	$2,500,019.96	$3,949,015.84
Overcollateralization Sub-Account	$1,770,953.70	$2,468,357.74
Reserve Sub-Account	$1,829,537.06	$3,180,717.20

REP Deposit Account*	$6,220,393.31
*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.